Timken Reports Second-Quarter 2026 Results
•Sales of $1.26 billion, up 7.5 percent from last year
•Second-quarter diluted EPS of $0.41; adjusted EPS of $1.83
•Net income margin of 2.3 percent; adjusted EBITDA margin of 19.6 percent
•Updates 2026 EPS outlook; now expects 2026 EPS of $3.75-$4.05, raising adjusted EPS outlook to $6.05-$6.35

NORTH CANTON, Ohio: August 4, 2026 — The Timken Company (NYSE: TKR; www.timken.com), a leader in advanced motion technology, today reported second-quarter 2026 results.

	2Q-26	2Q-25	% Change
Net Sales (mils.)	$1,260.9	$1,173.4	7.5%
Net Income Margin	2.3%	6.7%	(440 bps)
Adjusted EBITDA Margin	19.6%	17.7%	190 bps
Diluted EPS	$0.41	$1.12	(63.4)%
Adjusted EPS	$1.83	$1.42	28.9%
Net Cash from Operations (mils.)	$107.1	$111.3	(3.8)%
Free Cash Flow	$80.5	$78.2	2.9%

“The Timken team is successfully advancing our Elevate to Outperform strategy to accelerate profitable growth, structurally increase margins and create long-term shareholder value," said Lucian Boldea, president and chief executive officer. "Second quarter results demonstrate our team's strong execution and continued progress against these objectives combined with our ability to capitalize on improving customer demand. Our performance during the first half of the year, continued momentum, and disciplined execution framework gives us the confidence to raise our 2026 outlook.”

Second-Quarter 2026 Highlights

Timken delivered sales in the second quarter of $1.26 billion, up 7.5 percent from the same period a year ago. The increase was driven by higher volumes across both segments, higher pricing, revenue from the Bijur Delimon acquisition and favorable foreign currency translation. Organically, sales were up 4.4 percent as compared to the second quarter of 2025.

The company posted net income in the second quarter of $28.9 million or $0.41 per diluted share. This compares to net income of $78.5 million or $1.12 per diluted share for the same period a year ago. The company’s net income margin in the quarter was 2.3 percent, compared to 6.7 percent in the second quarter of last year. Net income in the current period includes an impairment charge related to the anticipated divestiture of the company’s belts business.

Excluding special items (detailed in the attached tables), adjusted net income in the second quarter was $128.4 million or $1.83 per diluted share. This compares to adjusted net income of $99.3 million or $1.42 per diluted share for the same period in 2025. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter were $247.2 million or 19.6 percent of sales, compared with $208.2 million or 17.7 percent of sales in the second quarter of last year. Adjusted EBITDA in the current period includes a net benefit of $8.0 million for IEEPA tariff refunds.

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Net cash provided by operations in the quarter was $107.1 million, and free cash flow was $80.5 million. During the quarter, Timken increased its quarterly dividend by 3 percent and repurchased approximately 155 thousand shares of company stock. In total, the company returned $45.0 million of cash to shareholders through dividends and share repurchases during the quarter. The company ended the quarter with a strong balance sheet; net debt to adjusted EBITDA was 2.0 times as of June 30, 2026.

Second-Quarter 2026 Segment Results

Engineered Bearings sales of $807.0 million increased 3.8 percent from the same period a year ago driven primarily by higher volumes, the impact of higher pricing and favorable foreign currency translation.

Adjusted EBITDA in the quarter was $161.3 million or 20.0 percent of sales, compared with $153.4 million or 19.7 percent of sales in the second quarter of last year. The increase in adjusted EBITDA was driven primarily by positive price/mix, the impact of higher volume, a net benefit for tariff refunds and favorable foreign currency, partially offset by higher operating costs.

Industrial Motion sales of $453.9 million increased 14.6 percent compared with the same period a year ago driven primarily by higher demand across most platforms and end-market sectors, revenue from the Bijur Delimon acquisition, higher pricing and favorable foreign currency translation.

Adjusted EBITDA in the quarter was $105.6 million or 23.3 percent of sales, compared with $72.6 million or 18.3 percent of sales in the second quarter of last year. The increase in adjusted EBITDA was driven primarily by the impact of higher volume, positive price/mix, a net benefit for tariff refunds and contribution from the Bijur Delimon acquisition, partially offset by higher operating costs.

2026 Outlook

Timken is updating its 2026 outlook, with full-year earnings per diluted share now forecasted to be in the range of $3.75 to $4.05 and is raising its adjusted earnings per diluted share to the range of $6.05 to $6.35. The company is planning for 2026 revenue to be up approximately 5.5 percent in total at the midpoint from 2025, a slight increase from its prior outlook of 5 percent growth at the midpoint.

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Conference Call Information

Timken will host a conference call today at 11 a.m. Eastern Time to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:	Tuesday, August 4, 2026
11:00 a.m. Eastern Time
Live Dial-In: 888-880-3330
Conference ID: 2764753

Live Webcast:	http://investors.timken.com

Replay:	https://tmkn.biz/4b21FiY

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a leader in advanced motion technology, designs and manufacturers highly engineered systems and components for customers in strategic end markets, including aerospace and defense, power and electrification, and automation and industrial solutions. With more than 125 years of specialized expertise and a multinational presence, Timken is a trusted partner worldwide, innovating and powering performance across the application lifecycle. The company posted $4.6 billion in sales in 2025 and employs approximately 19,000 people, operating from 45 countries. Learn more at www.timken.com or @TheTimkenCompany.

Certain statements in this release (including statements regarding the company's forecasts, beliefs, estimates, plans and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading “2026 Outlook," are forward-looking.

The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the second quarter of 2026; fluctuations in customer demand for the company's products or services; changes in customer preferences due to emergent technologies, evolving regulatory landscapes or other factors; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; logistical issues associated with port closures, delays or increased costs; costs associated with inclement weather events; the impact of changes to the company’s accounting methods; political risks associated with government instability; recent world events that have increased the risks posed by international trade disputes, tariffs, sanctions and hostilities; strained geopolitical relations between countries in which we have significant operations; weakness in global or regional general economic conditions and capital markets (as a result of financial stress affecting the banking system or otherwise); changes in wages, shipping costs, raw material costs, energy and fuel prices, and other production costs; new technology, including artificial intelligence, that may impact the way the Company’s products are produced, sold or distributed; changes in customer demand or tariff rates and other costs associated with tariffs; the company’s ability to satisfy its obligations under its debt agreements and renew or refinance borrowings on favorable terms; fluctuations in currency valuations or interest rates; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies, including realizing any accretion, synergies, and expected cashflow generation within expected timeframes or at all; the company’s ability to effectively adjust prices for its products in response to changing dynamics; the impact on the company's pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk; the introduction of new disruptive technologies, such as artificial intelligence; unplanned plant shutdowns; the effects of government-imposed restrictions, commercial requirements, and company goals associated with climate change and emissions or other sustainability initiatives; unanticipated litigation, claims, investigations remediation, or assessments; the rapidly evolving global regulatory landscape and the corresponding heightened operational complexity and compliance risks; restrictions on the use of, or claims or remediation associated with, per- and polyfluoroalkyl substances or polytetrafluoroethylene; the company’s ability to maintain positive relations with unions and works councils; the company’s ability to compete for skilled labor and to attract, retain and develop management, other key employees, and skilled personnel; negative impacts to the company’s operations or financial position as a result of pandemics, epidemics, or other public health concerns and associated governmental measures; and the company's ability to complete and achieve the benefits of announced plans, programs, initiatives, acquisitions, capital investments, and cost reduction actions. Additional factors are discussed in the company's filings with the Securities and Exchange Commission,

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including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2025, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
###

Media Relations:
Sarah Factor
234.262.4878
sarah.factor@timken.com

Investor Relations:
Neil Frohnapple
234.262.2310
neil.frohnapple@timken.com

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The Timken Company
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$1,260.9	$1,173.4	$2,492.2	$2,313.7
Cost of products sold	861.6	813.1	1,698.9	1,594.7
Selling, general & administrative expenses	205.9	189.7	407.1	374.5
Amortization of intangible assets	20.7	19.9	41.3	38.9
Impairment and restructuring charges	87.9	2.9	91.5	13.8
Operating Income	84.8	147.8	253.4	291.8
Non-service pension and other postretirement expense	(0.7)	(1.2)	(1.4)	(2.4)
Other expense, net	(2.5)	(3.4)	(4.9)	(3.7)
Interest expense, net	(23.7)	(26.8)	(46.3)	(51.0)
Income Before Income Taxes	57.9	116.4	200.8	234.7
Provision for income taxes	20.7	30.7	57.7	57.6
Net Income	37.2	85.7	143.1	177.1
Less: Net income attributable to noncontrolling interest	8.3	7.2	16.0	20.3
Net Income Attributable to The Timken Company	$28.9	$78.5	$127.1	$156.8

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings per share	$0.42	$1.13	$1.83	$2.24
Diluted Earnings per share	$0.41	$1.12	$1.81	$2.23

Average Shares Outstanding	69,468,880	69,751,965	69,531,059	69,877,737
Average Shares Outstanding - assuming dilution	70,090,431	70,075,084	70,152,767	70,283,847

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BUSINESS SEGMENTS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2026	2025	2026	2025
Engineered Bearings
Net sales	$807.0	$777.4	$1,613.2	$1,538.1
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$161.3	$153.4	$320.3	$312.6
Adjusted EBITDA Margin (1)	20.0%	19.7%	19.9%	20.3%
Industrial Motion
Net sales	$453.9	$396.0	$879.0	$775.6
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$105.6	$72.6	$196.9	$139.7
Adjusted EBITDA Margin (1)	23.3%	18.3%	22.4%	18.0%
Unallocated corporate expense (1)	$(19.7)	$(17.8)	$(39.0)	$(36.0)

Consolidated
Net sales	$1,260.9	$1,173.4	$2,492.2	$2,313.7
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$247.2	$208.2	$478.2	$416.3
Adjusted EBITDA Margin (1)	19.6%	17.7%	19.2%	18.0%

EBITDA is a non-GAAP measure defined as operating income plus other income (expense) and excluding depreciation and amortization. EBITDA Margin is a non-GAAP measure defined as EBITDA as a percentage of net sales. EBITDA and EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and EBITDA Margin is useful to investors as these measures are representative of the core operations of the Company. See the subsequent pages for the reconciliations of Consolidated EBITDA and Consolidated EBITDA Margin.

(1) Consolidated adjusted EBITDA is a non-GAAP measure defined as EBITDA less impairment, restructuring and reorganization charges, acquisition costs, including transaction costs and the amortization of the inventory step-up, actuarial gains and losses associated with the remeasurement of the Company's defined benefit pension and other postretirement benefit plans, property losses and recoveries, gains and losses on the sale of real estate and divestitures, and other items from time to time that are not part of the Company's core operations. Consolidated adjusted EBITDA Margin is a non-GAAP measure defined as Consolidated adjusted EBITDA as a percentage of net sales. Management believes Consolidated adjusted EBITDA and Consolidated adjusted EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted EBITDA and adjusted EBITDA Margin is useful to investors as these measures are representative of the core operations of the Company. See subsequent pages for the reconciliations of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA Margin. Segment Adjusted EBITDA is the measurement of segment profit and loss. The Company's Chief Operating Decision Maker ("CODM") utilizes Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin to evaluate segment performance and allocates resources. See the Company's quarterly report on Form 10-Q for a reconciliation of Segment Adjusted EBITDA to income before income taxes.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)	(Unaudited)
	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$399.1	$364.4
Restricted cash	1.4	1.0
Accounts receivable, net	822.9	689.4
Unbilled receivables	174.0	137.6
Inventories, net	1,249.1	1,243.3
Other current assets	196.0	165.1
Total Current Assets	2,842.5	2,600.8
Property, plant and equipment, net	1,289.9	1,357.6
Operating lease assets	152.4	152.9
Goodwill and other intangible assets	2,473.0	2,488.7
Other assets	67.8	76.8
Total Assets	$6,825.6	$6,676.8
LIABILITIES
Accounts payable	$371.1	$353.2
Short-term debt, including current portion of long-term debt	40.2	38.9
Income taxes	17.3	31.4
Accrued expenses	489.7	498.6
Total Current Liabilities	918.3	922.1
Long-term debt	2,036.0	1,883.1
Accrued pension benefits	136.6	148.9
Accrued postretirement benefits	29.2	29.3
Long-term operating lease liabilities	94.3	100.8
Other non-current liabilities	248.1	246.9
Total Liabilities	3,462.5	3,331.1
EQUITY
The Timken Company shareholders' equity	3,194.5	3,184.6
Noncontrolling interest	168.6	161.1
Total Equity	3,363.1	3,345.7
Total Liabilities and Equity	$6,825.6	$6,676.8

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2026	2025	2026	2025
Cash Provided by (Used in)
OPERATING ACTIVITIES
Net Income	$37.2	$85.7	$143.1	$177.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59.7	57.2	118.6	112.3
Impairment charges	79.0	—	79.0	—
Stock-based compensation expense	6.9	6.9	14.5	14.4
Pension and other postretirement expense	1.3	1.9	2.6	3.7
Pension and other postretirement benefit contributions and payments	(7.3)	(4.6)	(18.1)	(28.4)
Changes in operating assets and liabilities:
Accounts receivable	(11.8)	(21.0)	(124.6)	(91.8)
Unbilled receivables	(18.4)	5.9	(36.6)	(12.3)
Inventories	(5.4)	5.2	(17.9)	20.5
Accounts payable	(8.0)	2.8	23.1	23.0
Accrued expenses	(5.6)	(11.4)	(24.1)	(27.4)
Income taxes	(25.0)	(25.5)	(9.0)	(22.0)
Other, net	4.5	8.2	(4.2)	0.8
Net Cash Provided by Operating Activities	$107.1	$111.3	$146.4	$169.9
INVESTING ACTIVITIES
Capital expenditures	$(26.6)	$(33.1)	$(65.4)	$(68.3)
Acquisitions, net of cash received	(0.1)	—	(124.4)	—
Investments in short-term marketable securities, net	2.9	3.9	9.0	4.7
Other, net	0.3	0.1	0.3	2.0
Net Cash Used in Investing Activities	$(23.5)	$(29.1)	$(180.5)	$(61.6)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(25.0)	$(24.4)	$(50.3)	$(49.5)
Purchase of treasury shares	(20.0)	(22.6)	(48.0)	(45.7)
Proceeds from exercise of stock options	2.4	0.2	5.3	0.5
Payments related to tax withholding for stock-based compensation	(1.2)	(0.3)	(10.4)	(9.8)
Net proceeds (payments) from credit facilities	17.5	(1.1)	180.3	26.9
Net payments on long-term debt	(1.1)	(6.1)	(2.2)	(7.3)
Net Cash Provided by (Used in) Financing Activities	$(27.4)	$(54.3)	$74.7	$(84.9)
Effect of exchange rate changes on cash	(1.2)	16.4	(5.5)	23.8
Increase in Cash, Cash Equivalents and Restricted Cash	$55.0	$44.3	$35.1	$47.2
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	345.5	376.5	365.4	373.6
Cash, Cash Equivalents and Restricted Cash at End of Period	$400.5	$420.8	$400.5	$420.8

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Reconciliations of Adjusted Net Income to GAAP Net Income and Adjusted Earnings Per Share to GAAP Earnings Per Share:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that the non-GAAP measures of adjusted net income and adjusted diluted earnings per share are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted net income and adjusted diluted earnings per share is useful to investors as these measures are representative of the Company's core operations.

(Dollars in millions, except share data)	Three Months Ended June 30,				Six Months Ended June 30,
	2026	EPS	2025	EPS	2026	EPS	2025	EPS
Net Income Attributable to The Timken Company	$28.9	$0.41	$78.5	$1.12	$127.1	$1.81	$156.8	$2.23

Adjustments: (1)
Acquisition intangible amortization	$20.7		$19.9		$41.3		$38.9
Impairment, restructuring and reorganization charges (2)	9.0		5.0		13.9		8.2
Acquisition-related charges (3)	3.4		—		5.2		—
Belts impairment, restructuring and reorganization charges (4)	94.4		—		94.4		—
Gain on sale of certain assets (5)	—		(0.1)		—		(1.3)
CEO transition expenses (6)	—		3.2		—		11.8
Noncontrolling interest of above adjustments (7)	0.4		1.0		0.3		4.8
Provision for income taxes (8)	(28.4)		(8.2)		(36.5)		(21.3)
Total Adjustments:	99.5	1.42	20.8	0.30	118.6	1.69	41.1	0.59
Adjusted Net Income Attributable to The Timken Company	$128.4	$1.83	$99.3	$1.42	$245.7	$3.50	$197.9	$2.82
(1) Adjustments are pre-tax, with the net tax provision listed separately.

(2) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets; and (v) related depreciation and amortization. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(3) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(4) On April 29, 2026, the Company entered into a definitive agreement to sell certain assets of its belts business to Gates Industrial Corporation plc. The transaction, which is subject to customary closing conditions, is expected to close in the third quarter of 2026. In addition, the Company announced the closure of its belts manufacturing facility in Springfield, Missouri. As a result, the Company recorded impairment, restructuring and reorganization charges of $94.4 million during the second quarter of 2026.

(5) Represents the net gain resulting from the sale of certain assets.

(6) On March 31, 2025, the Company announced that Tarak B. Mehta, President and Chief Executive Officer ("CEO") of the Company would be departing from the Company, effective immediately, and Richard G. Kyle would be serving as interim President and CEO. CEO transition expenses primarily relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of the impact for stock awards forfeited, and incremental stock compensation expense related to a deferred share award issued to Mr. Kyle.

(7) Represents the noncontrolling interest impact of the adjustments listed above, as well as the reversal of uncertain tax positions related to Timken India Limited.

(8) Provision for income taxes includes the net tax impact on pre-tax adjustments (listed above), the impact of discrete tax items recorded during the respective periods as well as other adjustments to reflect the use of one overall effective tax rate on adjusted pre-tax income in interim periods.

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Reconciliation of EBITDA to GAAP Net Income, EBITDA Margin to Net Income as a Percentage of Sales, and EBITDA Margin, After Adjustments, to Net Income as a Percentage of Sales, and EBITDA, After Adjustments, to Net Income:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that adjusted EBITDA, adjusted EBITDA margin and EBITDA margin are useful to investors as they are representative of the Company's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(Dollars in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2026	Percentage to Net Sales	2025	Percentage to Net Sales	2026	Percentage to Net Sales	2025	Percentage to Net Sales
Net Income	$37.2	3.0%	$85.7	7.3%	$143.1	5.7%	$177.1	7.7%

Provision for income taxes	20.7		30.7		57.7		57.6
Interest expense	26.2		29.8		50.5		56.3
Interest income	(2.5)		(3.0)		(4.2)		(5.3)
Depreciation and amortization	59.7		57.2		118.6		112.3
Consolidated EBITDA	$141.3	11.2%	$200.4	17.1%	$365.7	14.7%	$398.0	17.2%

Adjustments:
Impairment, restructuring and reorganization charges (1)	$8.1		$4.7		$12.9		$7.8
Acquisition-related charges (2)	3.4		—		5.2		—
Belts impairment, restructuring and reorganization charges (3)	94.4		—		94.4		—
Gain on sale of certain assets (4)	—		(0.1)		—		(1.3)
CEO transition expenses (5)	—		3.2		—		11.8
Total Adjustments	105.9	8.4%	7.8	0.6%	112.5	4.5%	18.3	0.8%
Adjusted EBITDA	$247.2	19.6%	$208.2	17.7%	$478.2	19.2%	$416.3	18.0%

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(3) On April 29, 2026, the Company entered into a definitive agreement to sell certain assets of its belts business to Gates Industrial Corporation plc. The transaction, which is subject to customary closing conditions, is expected to close in the third quarter of 2026. In addition, the Company announced the closure of its belts manufacturing facility in Springfield, Missouri. As a result, the Company recorded impairment, restructuring and reorganization charges of $94.4 million during the second quarter of 2026.

(4) Represents the net gain resulting from the sale of certain assets.

(5) On March 31, 2025, the Company announced that Tarak B. Mehta, President and CEO of the Company would be departing from the Company, effective immediately, and Richard G. Kyle would be serving as interim President and CEO. CEO transition expenses primarily relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of the impact for stock awards forfeited, and incremental stock compensation expense related to a deferred share award issued to Mr. Kyle.

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Reconciliation of Total Debt to Net Debt, the Ratio of Net Debt to Capital, and the Ratio of Net Debt to Adjusted EBITDA:
(Unaudited)
These reconciliations are provided as additional relevant information about the Company's financial position deemed useful to investors. Capital, used for the ratio of net debt to capital, is a non-GAAP measure defined as total debt less cash and cash equivalents plus total shareholders' equity. Management believes Net Debt, the Ratio of Net Debt to Capital, Adjusted EBITDA (see next page), and the Ratio of Net Debt to Adjusted EBITDA are important measures of the Company's financial position, due to the amount of cash and cash equivalents on hand. The Company presents net debt to adjusted EBITDA because it believes it is more representative of the Company's financial position as it is reflective of the ability to cover its net debt obligations with results from its core operations.

(Dollars in millions)
			June 30, 2026	December 31, 2025
Short-term debt, including current portion of long-term debt			$40.2	$38.9
Long-term debt			2,036.0	1,883.1
Total Debt			$2,076.2	$1,922.0
Less: Cash and cash equivalents			(399.1)	(364.4)
Net Debt			$1,677.1	$1,557.6

Total Equity			$3,363.1	$3,345.7

Ratio of Net Debt to Capital			33.3%	31.8%

Adjusted EBITDA for the Twelve Months Ended			$857.7	$795.8

Ratio of Net Debt to Adjusted EBITDA			2.0	2.0

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
(Unaudited)
Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$107.1	$111.3	$146.4	$169.9
Less: capital expenditures	(26.6)	(33.1)	(65.4)	(68.3)
Free cash flow	$80.5	$78.2	$81.0	$101.6

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Reconciliation of EBITDA, After Adjustments, to GAAP Net Income:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that the non-GAAP measure of adjusted EBITDA is useful to investors as it is representative of the Company's core operations and is used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(Dollars in millions)	Twelve Months Ended June 30, 2026	Twelve Months Ended December 31, 2025
Net Income	$283.3	$317.3
Provision for income taxes	98.8	98.7
Interest expense	104.5	110.3
Interest income	(9.2)	(10.3)
Depreciation and amortization	236.4	230.1
Consolidated EBITDA	$713.8	$746.1
Adjustments:
Impairment, restructuring and reorganization charges (1)	$25.8	$20.7
Corporate pension and other postretirement benefit related expense (2)	10.8	10.8
Acquisition-related charges (3)	5.2	—
Belts impairment, restructuring and reorganization charges (4)	94.4	—
Gain on sale of certain assets (5)	(1.3)	(2.6)
CEO transition expenses (6)	9.0	20.8
Total Adjustments	143.9	49.7
Adjusted EBITDA	$857.7	$795.8

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Corporate pension and other postretirement benefit related expense represents actuarial losses that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial losses and gains in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement.

(3) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(4) On April 29, 2026, the Company entered into a definitive agreement to sell certain assets of its belts business to Gates Industrial Corporation plc. The transaction, which is subject to customary closing conditions, is expected to close in the third quarter of 2026. In addition, the Company announced the closure of its belts manufacturing facility in Springfield, Missouri. As a result, the Company recorded impairment and restructuring charges of $94.4 million during the second quarter of 2026.

(5) Represents the net gain resulting from the sale of certain assets.

(6) On August 22, 2025, the Company announced the appointment of Lucian Boldea as President and CEO, effective September 1, 2025, and that Richard G. Kyle would retire from the role of interim President and CEO. On March 31, 2025, the Company announced that Tarak B. Mehta, President and CEO of the Company would be departing from the Company, effective immediately, and Mr. Kyle would be serving as interim President and CEO. CEO transition expenses for the twelve months ended December 31, 2025, primarily relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of the impact for stock awards forfeited, the acceleration of certain stock compensation awards issued to Mr. Kyle, and other one-time costs associated with the transition in 2025.

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Reconciliation of Net Sales to Organic Sales
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that net sales, excluding the impact of acquisitions, divestitures and foreign currency exchange rate changes, allow investors and the Company to meaningfully evaluate the percentage change in net sales on a comparable basis from period to period.

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	$ Change	% Change
Net sales	$1,260.9	$1,173.4	$87.5	7.5%
Less: Acquisitions	20.6	—	20.6	NM
Currency	15.1	—	15.1	NM
Net sales, excluding the impact of acquisitions and currency	$1,225.2	$1,173.4	$51.8	4.4%

Reconciliation of Adjusted Earnings per Share to GAAP Earnings per Share for Full Year 2026 Outlook:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's outlook deemed useful to investors. Forecasted full year adjusted diluted earnings per share is an important financial measure that management believes is useful to investors as it is representative of the Company's expectation for the performance of its core business operations.

	Low End Earnings Per Share	High End Earnings Per Share
Forecasted full year GAAP diluted earnings per share	$3.75	$4.05

Forecasted Adjustments:
Impairment, restructuring and other special items, net (1)	1.45	1.45
Acquisition-related intangible amortization expense, net	0.85	0.85
Forecasted full year adjusted diluted earnings per share	$6.05	$6.35

(1) Impairment, restructuring and other special items, net do not include the impact of any potential future mark-to-market pension and other postretirement remeasurement adjustments, because the amounts will not be known until incurred.

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